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                                                                Exhibit 99(h)(1)

             COMBINED AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                             The Munder Funds, Inc.
                             The Munder Funds Trust
                       The Munder Framlington Funds Trust
                              St. Clair Funds, Inc.

     AGREEMENT, made this 14/th/ day of August, 2001, by and among The Munder Funds, Inc. ("Company"), on behalf of each of its series, The Munder Funds Trust ("Trust"), on behalf of each of its series, The Munder Framlington Funds Trust ("Framlington"), on behalf of each of its series, St. Clair Funds, Inc. ("St. Clair"), on behalf of each of its series, and State Street Bank and Trust Company the ("Administrator"), a Massachusetts trust company.

     WHEREAS, the Company and St. Clair are each Maryland corporations and the Trust and Framlington are each Massachusetts business trusts, each of which is authorized to issue shares in series (each, a "Fund" and collectively, the "Funds," as set forth in Schedule A, as may be amended from time to time) and the Company, St. Clair, the Trust and Framlington are each registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company, on behalf of each of its Funds, the Trust, on behalf of each of its Funds, Framlington, on behalf of each of its Funds, and St. Clair, on behalf of each of its Funds, have entered into Administration Agreements with the Administrator, each dated October 31, 1997 except St. Clair dated August 5, 1997 ("Original Agreements"); and

     WHEREAS, the Company, the Trust, Framlington, St. Clair and the Administrator wish to consolidate each of the Original Agreements into this single Agreement, provided that, in doing so, no material change is made to any provision of the Original Agreements;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Company, the Trust, Framlington, St. Clair and the Administrator as follows:

1.   Appointment Of Administrator

     The Company, the Trust, Framlington and St. Clair hereby appoint the Administrator to act as administrator to the Funds for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

     In the event that the Company, the Trust, Framlington or St. Clair establishes one or more series other than the Funds listed on Schedule A attached hereto, with respect to which it wishes to retain the Administrator to act as administrator hereunder, it shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Funds) may be modified with respect to each additional Fund in writing by the Company, the Trust, Framlington and St. Clair and the Administrator at the time of the addition of the Fund.

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2.   Delivery Of Documents

     The Company, the Trust, Framlington and St. Clair will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

     a.   the charter document and by-laws;

     b. the currently effective registration statements under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act and the Prospectus(es) and Statement(s) of Additional Information relating to all Funds and all amendments and supplements thereto as in effect from time to time;

     c. Upon request, certified copies of the resolutions of the Boards of Directors/Trustees of the Company, the Trust, Framlington and St. Clair (the "Board") authorizing (1) the Company, the Trust, Framlington and St. Clair to enter into this Agreement and (2) certain individuals on behalf of the Funds to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

     d. A copy of each investment advisory agreement between the Company, the Trust, Framlington and St. Clair and its investment adviser; and

     e. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.   Representation And Warranties Of The Administrator

     The Administrator represents and warrants to the Company, the Trust, Framlington and St. Clair that:

     a. It is a Massachusetts trust company, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

     b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

     c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

     d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

     e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

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4.   Representations And Warranties Of The Company, The Trust, Framlington And
     St. Clair

     The Company, the Trust, Framlington and St. Clair represent and warrant to the Administrator that:

     a. The Company and St. Clair are each a corporation, duly organized and existing and in good standing under the laws of the State of Maryland; and the Trust and Framlington are each a business trust, duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts;

     b. Each has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

     c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

     d.   Each is an investment company properly registered under the 1940 Act;

     e. A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Company, the Trust, Framlington and St. Clair also warrant to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which each Fund offers or sells its shares have been made;

     f. No legal or administrative proceedings have been instituted or threatened which would impair the Company, the Trust, Framlington or St. Clair's ability to perform its duties and obligations under this Agreement;

     g. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Company, the Trust, Framlington or St. Clair or any law or regulation applicable to it; and

     h. As of the close of business on the date of this Agreement, the Company and St. Clair are authorized to issue shares of capital stock and the Trust and Framlington are authorized to issue an unlimited amount of shares of beneficial interest.

5.   Administration Services

     The Administrator shall provide the following services, in each case, subject to the respective control, supervision and direction of the Company, the Trust, Framlington and St. Clair and the review and comment by the Funds' auditors and legal counsel and in accordance with procedures which may be established from time to time by and between the Company, the Trust, Framlington and St. Clair and the Administrator:

     a. Oversee the determination and publication of the Funds' net asset value in accordance with the Company, the Trust, Framlington and St. Clair's policy as adopted from time to time by the Board;

     b. Oversee the maintenance by the Funds' custodian of certain books and records of the Company, the Trust, Framlington and St. Clair as required under Rule 31a-1(b) of the 1940 Act;

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     c.   Prepare the Company, the Trust, Framlington and St. Clair's federal, state and local income tax returns for review by the Funds' independent accountants and filing by the Funds' treasurer;

     d. Review calculation, submit for approval by officers of the Funds and arrange for payment of the Funds' expenses;

     e. Prepare for review and approval by officers of the Funds financial information for the Company, the Trust, Framlington and St. Clair's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

     f. Prepare for review by an officer of and legal counsel for the Company, the Trust, Framlington and St. Clair's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

     g. Prepare reports relating to the business and affairs of the Company, the Trust, Framlington and St. Clair as may be mutually agreed upon and not otherwise prepared by the Funds' investment adviser, custodian, legal counsel or independent accountants;

     h. Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

     i. Make such reports and recommendations to the Board concerning the performance and fees of the Funds' custodian and transfer and dividend disbursing agent ("Transfer Agent") as the Board may reasonably request or deems appropriate;

     j. Calculate, submit for review by officers of the Funds, and arrange for the payment of fees to the Funds' investment adviser, custodian, sub-administrator and Transfer Agent;

     k. Consult with the Funds' officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Company, the Trust, Framlington and St. Clair;

     l. Review implementation of any dividend reinvestment programs authorized by the Board;

     m. Respond to, or refer to the Funds' officers or Transfer Agent, shareholder inquiries relating to the Company, the Trust, Framlington or St. Clair;

     n. Provide periodic testing of portfolios to assist the Company, the Trust, Framlington and St. Clair's investment advisers in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations as may be mutually agreed upon;

     o. Maintain general corporate calendar, and with respect to each Fund create and maintain all records required by Section 31 of the 1940 Act and Rule 31a-1 and 31a-2 thereunder, except those records that are maintained by the Funds' custodian, transfer agent, adviser or sub-administrator;

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     p.   Maintain copies of the Company, the Trust, Framlington and St. Clair's
          charters and by-laws;

     q. File annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Fund Performance" (which shall also be subject to review by the Funds' counsel);

     r. Prepare and furnish the Company, the Trust, Framlington or St. Clair (at the Funds' request) with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and report to external databases such information as may reasonably be requested.

     s.   Organize, attend and prepare minutes of shareholder meetings;

     t. Provide consultation on regulatory matters relating to portfolio management, Fund operations and any potential changes in the Funds' investment policies, operations or structure; act as liaison to legal counsel to the Funds and, where applicable, to legal counsel to the Company, the Trust, Framlington and St. Clair's independent Board members;

     u. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Funds, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

     v. Develop or assist in developing guidelines and procedures to improve overall compliance by the Company, the Trust, Framlington and St. Clair and their various agents;

     w. Counsel and assist the Company, the Trust, Framlington and St. Clair in the handling of routine regulatory examinations and work closely with the Funds' legal counsel in response to any non-routine regulatory matters.

     Subject to review and comment by the Company, the Trust, Framlington and St. Clair's legal counsel:

     x. Prepare and file with the SEC amendments to the Company, the Trust, Framlington or St. Clair's registration statements, including updating the Prospectus(es) and Statements of Additional Information, where applicable;

     y. Prepare and file with the SEC proxy statements; provide consultation on proxy solicitation matters;

     z. Prepare agenda and background materials for Board meetings, make presentations where appropriate, prepare minutes and follow-up on matters raised at Board meetings;

     aa.  Prepare and file with the SEC Form N-SAR and Rule 24f-2 notices;

     bb. Review and provide assistance on Fund advertisements, sales literature and shareholder communications; and

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     cc.  Prepare and file state notice filings of the Company, the Trust,
          Framlington and St. Clair's securities pursuant to the specific instructions of the Funds and as detailed in Schedule C to this Agreement.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein. In performing its duties hereunder, the Administrator shall act in accordance with the charters, bylaws and prospectus(es) of the Company, the Trust, Framlington and St. Clair and with instructions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations, and will consult with legal counsel to the Funds, as necessary and appropriate.

6.   Fees; Expenses; Expense Reimbursement

     The Administrator shall receive from the Company, the Trust, Framlington and St. Clair such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in Schedule B to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Company, the Trust, Framlington and St. Clair shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.

     Each of the Company, the Trust, Framlington and St. Clair agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company, the Trust, Framlington or St. Clair through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company, the Trust, Framlington or St. Clair's behalf at the Company, the Trust, Framlington and St. Clair's request or with the Company, the Trust, Framlington and St. Clair's consent.

     Each of the Company, the Trust, Framlington and St. Clair will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by each of the Company, the Trust, Framlington and St. Clair, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Company, the Trust, Framlington and St. Clair's registration statement(s), proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company, the Trust, Framlington or St. Clair directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company, the Trust, Framlington or St. Clair; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (excluding preparation as provided in Section 5y), printing and mailing of any proxy materials; costs incidental to Board meetings other than the costs of preparation of the agenda and background materials, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company, the Trust, Framlington or St. Clair; costs incidental to the preparation (excluding preparation as provided in Section 5x), printing and distribution of the Company, the Trust, Framlington and St. Clair's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation (excluding preparation as provided in Section
5x) and filing of the Company, the Trust, Framlington and St. Clair's tax returns, Form N-1A and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws;

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all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing the Company, the Trust, Framlington and St. Clair's net asset value.

     The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Company, the Trust, Framlington and St. Clair for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.   Instructions and Advice

     At any time, the Administrator may apply to any officer of the Company, the Trust, Framlington or St. Clair for instructions and may consult with outside counsel for the Company, the Trust, Framlington and St. Clair or with the independent accountants for the Company, the Trust, Framlington and St. Clair at the expense of the Company, the Trust, Framlington and St. Clair, or with its own legal counsel at its own expense, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Company, the Trust, Framlington and St. Clair, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company, the Trust, Framlington and St. Clair. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.   Limitation of Liability and Indemnification

     The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company, the Trust, Framlington or St. Clair insofar as such loss, damage or expense arises from the performance of the Administrator's duties hereunder in reliance upon records that were maintained for the Company, the Trust, Framlington or St. Clair by entities other than the Administrator prior to the Administrator's appointment as administrator for the Company, the Trust, Framlington and St. Clair. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties under this Agreement unless solely caused by or resulting from the bad faith, negligence, willful misconduct or reckless disregard of the duties and obligations under this Agreement of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, for any liability or loss suffered by the Company, the Trust, Framlington or St. Clair including, but not limited to, any liability relating to qualification of the Company, the Trust, Framlington or St. Clair as a regulated investment company or any liability relating to the Company, the Trust, Framlington or St. Clair's compliance with any federal or state tax or securities statute, regulation or ruling, the Administrator's liability under this Agreement shall be limited to such amount as may be agreed upon from time to time between the parties hereto.

     Except as may arise from the Administrator's bad faith, negligence, willful misconduct or reckless disregard of its duties and obligations under this Agreement, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or

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caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, nor shall any such failure or delay give the Company, the Trust, Framlington or St. Clair the right to terminate this Agreement.

     Each of the Company, the Trust, Framlington and St. Clair shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company, the Trust, Framlington or St. Clair, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own bad faith, negligence, willful misconduct or reckless disregard of its duties and obligations under this Agreement.

     Each of the Company, the Trust, Framlington and St. Clair will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Company, the Trust, Framlington or St. Clair elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Company, the Trust, Framlington or St. Clair shall have specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

     The indemnification contained herein shall survive the termination of this Agreement.

9.   Confidentiality; Privacy

     The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Company, the Trust, Framlington and St. Clair or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Company, the Trust, Framlington or St. Clair.

     The Company, the Trust, Framlington and St. Clair and the Administrator each agree to take all steps necessary to comply with applicable regulations protecting the privacy of nonpublic personal financial information ("Information") of "consumers" and "customers" of the Funds, as those terms are defined in Regulation S-P. To the extent that the Company, the Trust, Framlington or St. Clair provides the Administrator with any Information to perform services or functions on its behalf, the Administrator agrees not to disclose or use any such information for any purpose other than to carry out the purposes for which the Funds disclosed the Information or as permitted by law in the ordinary course of business to carry out those purposes. In the event that the Administrator receives any such Information from the Funds, the Administrator agrees to adopt policies and procedures that address administrative, technical, and physical safeguards for the protection of Information of consumers or customers of the Funds.

10.  Compliance with Governmental Rules and Regulations; Records

     The Company, the Trust, Framlington and St. Clair assume full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

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     In compliance with the requirements of Rule 31a-3 under the 1940 Act, the
Administrator agrees that all records which it maintains for the Company, the Trust, Framlington and St. Clair shall at all times remain the property of the Company, the Trust, Framlington and St. Clair, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company, the Trust, Framlington and St. Clair pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11.  Services Not Exclusive

     The services of the Administrator to the Company, the Trust, Framlington and St. Clair are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company, the Trust, Framlington or St. Clair from time to time, have no authority to act or represent the Company, the Trust, Framlington and St. Clair in any way or otherwise be deemed an agent of the Company, the Trust, Framlington and St. Clair.

12.  Term, Termination and Amendment

     This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect with respect to each of the Company, the Trust, Framlington and St. Clair unless terminated by either party on sixty (60) days' prior written notice. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund. Upon termination of this Agreement, the Company, the Trust, Framlington or St. Clair shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.  Notices

     Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Company, the Trust, Framlington and St. Clair: Munder Capital Management, 480 Pierce Street, Birmingham, MI 48009, Attn: General Counsel, fax: (248) 644-6361; if to the
Administrator: State Street, One Federal Street-9/th/ Floor, Boston, Massachusetts 02206-5049, Attn: Fund Administration Legal Department, fax: (617) 662-3805.

14.  Non-Assignability

     This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party.

15.  Successors

     This Agreement shall be binding on and shall inure to the benefit of the Company, the Trust, Framlington and St. Clair and the Administrator and their respective successors and permitted assigns.

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16.  Entire Agreement

     This Agreement together with any written agreement of the parties entered into from time to time pursuant to Section 8 contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.  Waiver

     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.  Severability

     If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.  Governing Law

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.  Reproduction of Documents

     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.  Use of Name

     The names "The Munder Funds Trust," "The Munder Framlington Funds Trust," "Trustees of The Munder Funds Trust" and "Trustees of The Munder Framlington Funds Trust," refer respectively to the Trusts created and the Trustees, as trustees, not individually or personally, acting from time to time under a Declaration of Trust dated August 30, 1989 with respect to The Munder Funds Trust and a Declaration of Trust dated October 30, 1996 with respect to The Munder Framlington Funds Trust, each of which is hereby referred to and a copy of which is on file at the office of the Secretary of The Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Munder Funds Trust" and "The Munder Framlington Funds Trust" entered into the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the respective Trust Property, and all persons dealing with any class of shares of the Trusts must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trusts.

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22.  Separate Agreements

     The parties affirm and agree that this Agreement shall be enforced as a separate agreement as between the Administrator and each of The Munder Funds, Inc., The Munder Funds Trust, The Munder Framlington Funds Trust and St. Clair Funds, Inc. Nothing in this Agreement shall be interpreted to combine or collectively enjoin any of The Munder Funds, Inc., The Munder Funds Trust, The Munder Framlington Funds Trust and St. Clair Funds, Inc. For all purposes, this Agreement shall be considered and interpreted as individual agreements between the Administrator and each of The Munder Funds, Inc., The Munder Funds Trust, The Munder Framlington Funds Trust and St. Clair Funds, Inc.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

The Munder Funds, Inc.                       State Street Bank and Trust Company
The Munder Funds Trust
The Munder Framlington Funds Trust
St. Clair Funds, Inc.
on behalf of the Funds set forth in
Schedule A (as may be amended from time
to time)

By:    /s/ Stephen J. Shenkenberg            By:    /s/ Kathleen C. Cuocolo
       --------------------------                   -----------------------

Name:  Stephen J. Shenkenberg                Name:  Kathleen C. Cuocolo

Title: Vice President and Secretary          Title: Executive Vice President

                                   Schedule A
                                Listing of Funds

The Munder Funds, Inc.
----------------------
Munder Bio(Tech)/2/ Fund
Munder Digital Economy Fund
Munder Focus Growth Fund
Munder Fund of Funds
Munder Future Technology Fund
Munder International NetNet Fund
Munder Micro-Cap Equity Fund
Munder MidCap Select Fund
Munder Multi-Season Growth Fund
Munder NetNet Fund
Munder Power Plus Fund
Munder Real Estate Equity Investment Fund
Munder Small-Cap Value Fund
Munder International Bond Fund
Munder Money Market Fund

The Munder Framlington Funds Trust
Munder Framlington Emerging Markets Fund
Munder Framlington Global Financial Services Fund
Munder Framlington Healthcare Fund
Munder Framlington International Growth Fund

The Munder Funds Trust
Munder Balanced Fund
Munder Equity Income Fund
Munder Index 500 Fund
Munder International Equity Fund
Munder Small Company Growth Fund
Munder Bond Fund
Munder Intermediate Bond Fund
Munder U.S. Government Income Fund
Munder Michigan Tax-Free Bond Fund
Munder Tax-Free Bond Fund
Munder Tax-Free Short-Intermediate Bond Fund
Munder Cash Investment Fund
Munder Tax-Free Money Market Fund
Munder U.S. Treasury Money Market Fund

St. Clair Funds, Inc.
---------------------
Munder Institutional S&P 500 Equity Index Fund
Munder Institutional S&P MidCap Equity Index Fund
Munder Institutional S&P SmallCap Equity Index Fund
Munder Institutional Short Term Treasury Fund
Munder Institutional Money Market Fund
Munder Institutional Government Money Market Fund
Liquidity Plus Money Market Fund

                                   SCHEDULE C
                               Notice Filing with
                         State Securities Administrators

At the specific direction of the Company, the Trust, Framlington and St. Clair, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Fund shares are to be offered or sold pursuant to instructions given to the Administrator by the Company, the Trust, Framlington and St. Clair.

The Company, the Trust, Framlington and St. Clair shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Fund shares to be permitted to be sold in each such jurisdiction. In the event that the Administrator becomes aware of (a) the sale of Fund shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund shares in excess of the number of Fund shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Company, the Trust, Framlington or St. Clair, and it shall be the Company, the Trust, Framlington or St. Clair's responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

          1. Filing of Fund's Initial Notice Filings, as directed by the Company, the Trust, Framlington or St. Clair;

          2.   Filing of Fund's renewals and amendments as required;

          3. Filing of amendments to the Company, the Trust, Framlington or St. Clair's registration statement where required;

          4.   Filing Fund sales reports where required;

          5. Payment at the expense of the Company, the Trust, Framlington or St. Clair of all Fund Notice Filing fees;

          6. Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

          7.   Filing of annual reports and proxy statements where required; and

          8. The performance of such additional services as the Administrator and the Company, the Trust, Framlington and St. Clair may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction's blue sky law. Any such determination shall be made by the Company, the Trust, Framlington or St. Clair or its legal counsel. In connection with the services described herein, the Company, the Trust, Framlington or St. Clair shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Company, the Trust, Framlington or St. Clair, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

                                    EXHIBIT I

                            LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of August 14, 2001 that the undersigned Company, Trust, Framlington and St. Clair. with principal offices at 480 Pierce Street, Birmingham, Michigan 48009 (each a "Fund" and collectively the "Funds") makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the "Administrator") with principal offices at 225 Franklin Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. REGISTRATION OF FUND SHARES. The power to register shares of the Company, the Trust, Framlington and St. Clair in each jurisdiction in which Fund shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all Fund applications, including without limitation, applications to register shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, claims for exemption, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the registration of Fund shares.

2. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager, or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Company, the Trust, Framlington and St. Clair with respect to item 1 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Company, the Trust, Framlington and St. Clair.

IN WITNESS WHEREOF, the Company, the Trust, Framlington and St. Clair has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

The Munder Funds, Inc.
The Munder Funds Trust
The Munder Framlington Funds Trust
St. Clair Funds, Inc.
on behalf of the Funds set forth in Schedule A
(as may be amended from time to time)


By:    ______________________________
Name:  Stephen J. Shenkenberg
Title: Vice President and Secretary